EXHIBIT 99.1

Annual CEO Certification
(Section 303A.12(a))

As the Chief Executive Officer of	Rowan Companies, Inc. ,

(Name of the Company)

     and as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, I hereby certify that as of the date hereof I am not aware of any violation by the Company of NYSE’s Corporate Governance listing standards, other than has been notified to the Exchange pursuant to Section 303A.12(b) and disclosed as an attachment hereto.

By:	/s/ D. F. McNease

Print Name:	D. F. MCNEASE

Title:	Chairman, President and CEO

Date:	May 21, 2004